Exhibit 10.1
Loan No. 04 2508 01
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of April 17, 2008, by and among FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, D&D OF MINNESOTA, INC., a Minnesota corporation, LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS-U, INC., a Minnesota corporation, and FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation (each, individually, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time a party hereto (each, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent and L/C Issuer.
R E C I T A L S
     A. Borrowers, Wells Fargo, as Administrative Agent and L/C Issuer, and the Lenders a party thereto have entered into that certain Amended and Restated Credit Agreement dated as of July 31, 2006 (the “Credit Agreement”).
     B. As of the date hereof, Wells Fargo is the only Lender under the Credit Agreement.
     C. The parties desire to amend the Credit Agreement to modify certain provisions of the Credit Agreement, all subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lenders hereby covenant and agree as follows:
     1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement.
     2. Amendment Closing Date. As used in this Amendment, the term “Amendment Closing Date” shall mean the first date that all the conditions precedent set forth in this Amendment are satisfied or waived in accordance herewith.
     3. Amendments to Credit Agreement. Effective as of the Amendment Closing Date:
     (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in their proper alphabetical order:

“Fee Letter” means the letter agreement, dated as of April 17, 2008 by and between the Borrowers and the Administrative Agent, as the same may be amended, restated, modified or otherwise supplemented from time to time.
“Permitted Stock Repurchase” means the Stock Repurchase and any other repurchase by any Borrower of the common stock of such Borrower pursuant to a stock repurchase authorization approved by the Board of Directors of the applicable Borrower, in each case to the extent the same are expressly permitted pursuant to the terms of this Agreement.
“Revolving Credit Loan Increase” has the meaning specified in Section 2.01(b)(i).
“Revolving Credit Loan Increase Date” has the meaning specified in Section 2.01(b)(iii).
“Revolving Credit Loan Increase Notice” means a notice from Borrowers to the Administrative Agent requesting a Revolving Credit Loan Increase, which shall include in the proposed amount of such Revolving Credit Loan Increase.
     (b) The following definitions in Section 1.01 of the Credit Agreement shall be amended and restated in their entirety as follows:
“Applicable Margin” means, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the applicable percentage set forth below corresponding to the Adjusted Leverage Ratio, as determined for the most recent Reference Period ending immediately prior to the applicable Rate Adjustment Period:

				Applicable
				Margin for
		Applicable Margin	Applicable	Revolving
		for Eurodollar Rate	Margin for	Credit
	Adjusted Leverage	Loans (and Letter of	Base Rate	Commitment
Level	Ratio	Credit Fees)	Loans	Fees
I	≥ 3.00:1.00	2.00%	0.50%	0.375%
II	< 3.00:1.00 and	1.50%	0.00%	0.25%
	≥ 2.50:1.00
III	< 2.50:1.00	1.00%	-0.50%	0.25%
Notwithstanding the foregoing, (a) for the period commencing on the Amendment Closing Date through the Adjustment Date immediately following the date of delivery by the Borrowers to the Administrative Agent of a Compliance Certificate for the fiscal period ending on or about March 31, 2008, the Applicable Margin shall be the percentage set forth in Level II in the table above; and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to

Section 6.01 hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due through the date which is five (5) Business Days after such Compliance Certificate is delivered, the Applicable Margin shall be that percentage corresponding to Level I in the table above.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer, and, for the avoidance of doubt, shall include any Person that becomes a party hereto in connection with any Revolving Credit Loan Increase.
“Maturity Date” means May 1, 2013.
“Maximum Revolving Credit Loan Commitment” means THIRTY MILLION AND NO/100ths Dollars ($30,000,000.00) (as the same may be increased to reflect any Revolving Credit Loan Increase) provided, however, upon the effective date of any termination of the Aggregate Commitments in accordance with Section 2.11, the Maximum Revolving Credit Loan Commitment shall be reduced to ZERO AND NO/100ths Dollars ($0.00).
     (c) The Credit Agreement is hereby amended by renumbering the existing Section 2.01 as Section 2.01(a) inserting the following new Section 2.01(b):
     (b) (i) Borrowers may, from time to time during the term hereof prior to any termination of the Aggregate Commitments pursuant to Section 2.11, deliver to Administrative Agent a Revolving Credit Loan Increase Notice to request an increase (each, a “Revolving Credit Loan Increase”) in the Maximum Revolving Credit Loan Commitment by an aggregate amount not to exceed the amount necessary to increase the Maximum Revolving Credit Loan Commitment to a total of FIFTY MILLION AND NO/100ths Dollars ($50,000,000.00); provided, however, that (1) no Lender is hereby making any commitment to participate in any Revolving Credit Loan Increase or shall have any obligation to do so or to negotiate to do so (whether or not in good faith) and it shall be a condition to any such Revolving Credit Loan Increase that sufficient commitments to participate therein are obtained from existing lenders or New Lenders (as defined below), (2) Revolving Credit Loan Increases shall be in an amount equal to $5,000,000.00 or any $5,000,000.00 increment in excess thereof (for any individual Revolving Credit Loan Increase) and not greater than $20,000,000.00 (in the aggregate for all Revolving Credit Loan Increases hereunder during the term hereof), (3) no Revolving Credit Loan Increase shall be effective earlier than thirty (30) days after Administrative Agent’s receipt of the applicable Revolving Credit Loan Increase Notice in respect of such Revolving Credit Loan Increase, (4) no more than two (2) Revolving Credit Loan Increases shall be made pursuant to this Section 2.01(b), (5) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Revolving Credit Loan Increase, (6) as a condition to such Revolving Credit Loan Increase, Borrowers shall have provided to Administrative Agent satisfactory evidence in Administrative Agent’s Sole Discretion that Borrowers will be in pro forma compliance with the financial covenants set forth in Article XIV hereof as of the most recently ended Reference Period for which financial statements were delivered hereunder on a pro forma basis both before and after giving effect to such Revolving Credit Loan Increase, (7) as a condition to such Revolving Credit Loan Increase, Borrowers shall have provided to Administrative Agent satisfactory evidence in Administrative Agent’s Sole Discretion that Consolidated EBITDA for the most recently ended Reference Period for which financial statements were delivered hereunder was greater than $20,000,000.00, and (8) as a condition to such Revolving Credit Loan Increase, Borrowers shall have received Administrative Agent’s prior written consent to such Revolving Credit Loan Increase, which consent shall be granted or withheld in Administrative Agent’s Sole Discretion.
          (ii) The Administrative Agent shall promptly notify each Lender of any proposed Revolving Credit Loan Increase to which Administrative Agent consents in its Sole Discretion. Each such Lender may, in its Sole Discretion, commit to participate in such Revolving Credit Loan Increase by forwarding its commitment therefor to the Administrative Agent in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall allocate the Revolving Credit Loan Increase among the Lenders from which it has received commitments, in its Sole Discretion but in amounts not to exceed, with respect to any Lender, the commitment received from such Lender. If the Administrative Agent does not receive enough commitments from existing Lenders, it may allocate any excess in the proper amount of such Revolving Credit Loan Increase to one or more new Lenders, selected in consultation with Borrowers and acceptable to Administrative Agent in its Sole Discretion, who become Lenders in connection with such Revolving Credit Loan Increase (each a “New Lender” and, collectively, the “New Lenders”).
          (iii) Any applicable Revolving Credit Loan Increase shall become effective after the satisfaction of the conditions precedent set forth in Section 4.03, on a date agreed by the Borrowers and the Administrative Agent (such date, a “Revolving Credit Loan Increase Date”). The Administrative Agent shall notify the Lenders and the Borrowers, on or before 1:00 p.m. (New York time) on the Business Day following the Revolving Credit Loan Increase Date of the effectiveness of the Revolving Credit Loan Increase and shall record in the Register all applicable additional information required to be recorded therein because of such Revolving Credit Loan Increase.
     (d) The Credit Agreement is hereby amended by amending and restating Section 2.06(b) thereof to read as follows:
(b) Other Fees. (i) The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     (ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (e) The Credit Agreement is hereby amended by amending and restating Section 2.11 thereof to read as follows:
     2.11 Termination of Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination, and (ii) the Borrowers shall not terminate the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Maximum Revolving Credit Loan Commitment (as of the effective date of such termination). The Administrative Agent will promptly notify the Lenders of any such notice of termination of the Aggregate Commitments. In addition to any other amounts then due and owing under this Agreement and the other Loan Documents, upon the effective date of any such termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Revolving Credit Commitment Fee then accrued until the effective date of the termination pursuant to Section 2.06(a). No termination of the Aggregate Commitments may be reinstated. In addition, upon the effective date of any such termination, the Maximum Revolving Credit Loan Commitment shall be reduced to ZERO AND NO/100ths Dollars ($0.00) and the Commitment of each Lender shall be reduced to ZERO AND NO/100ths Dollars ($0.00).
     (f) The Credit Agreement is hereby amended by inserting the following new Section 4.03:
     4.03 Conditions to Revolving Credit Loan Increases.
     The effectiveness of each Revolving Credit Loan Increase shall be subject to the satisfaction of all of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the applicable Revolving Credit Loan Increase Date (or, in the case of certificates of governmental officials, a recent date before the Revolving Credit Loan Increase Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i) written commitments duly executed by existing Lenders and/or New Lenders in an aggregate amount equal to the amount of the proposed Revolving Credit Loan Increase (as agreed between Borrowers and

Administrative Agent but in any case not to exceed, in the aggregate, the maximum amount set forth Section 2.01(b)) and, in the case of each such New Lender, an assumption agreement in form and substance satisfactory to Administrative Agent and duly executed by Borrowers, Administrative Agent and such New Lender;
(ii) an amendment to this Agreement (including to Schedule 2.01), effective as of the Revolving Credit Loan Increase Date and executed by Borrowers and Administrative Agent, to the extent necessary to implement terms and conditions of the Revolving Credit Loan Increase, as agreed by Borrowers and Administrative Agent and to reflect such Revolving Credit Loan Increase, the addition of the New Lender(s), if any, and the changes in the respective Commitments and Pro Rata Shares of all Lenders as a result thereof;
(iii) for the account of each Lender or New Lender participating in the Revolving Credit Loan Increase having requested the same a Note executed by the Borrowers in favor of such Lender or New Lender;
(iv) for each Borrower executing any Loan Document as part of the Revolving Credit Loan Increase, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with each document executed as part of the Revolving Credit Loan Increase to which such Borrower is a party;
(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower executing any of the Loan Documents is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;
(vi) a favorable opinion or opinions of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit H and such other matters concerning the Borrowers and the Loan Documents as the Required Lenders may reasonably request; and
(vii) a certificate of each Borrower signed by a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by, and the validity against, such Borrower of any Loan Document executed by such Borrower as part of the Revolving Credit Loan Increase, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and
(ix) such other document as Administrative Agent may reasonably request or as any Lender participating in the Revolving Credit Loan Increase may require as a condition to its commitment in such Revolving Credit Loan Increase.
(b) There shall have been paid to Administrative Agent, for the account of Administrative Agent or any Lender (including any Person becoming a Lender as part of the Revolving Credit Loan Increase on such Revolving Credit Loan Increase Date), as the case may be, all fees and expenses due and payable on or before the Revolving Credit Loan Increase Date.
(c) As of the Revolving Credit Loan Increase Date, (i) the conditions precedent set forth in Section 4.02(a) and (b) shall have been satisfied both before and after giving effect to the Revolving Credit Loan Increase, (ii) the Revolving Credit Loan Increase shall be made on the terms and conditions set forth in Section 2.01, and (iii) the Borrowers shall be in compliance with Article XIV as of the most recently ended fiscal quarter for which Financial Statements were delivered hereunder on a pro forma basis both before and after giving effect to such Revolving Credit Loan Increase.
(d) Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Revolving Credit Loan Increase Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
          (g) The Credit Agreement is hereby amended by amending and restating Section 6.01(d) thereof to read as follows:
          (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate certified by the principal financial or accounting officer of the Borrowers and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Article XIV (it being further acknowledged and agreed that each such Compliance Certificate shall, in any event, include computations with respect to whether Borrower is, or would be, in compliance with the covenant set forth in Section 14.04 if such covenant did then apply, whether or not Section 14.04 provides that such covenant does if fact apply for such period) and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;
          (h) The Credit Agreement is hereby amended by amending and restating Section 7.06 thereof to read as follows:
7.06 Restricted Payments.
Directly or indirectly, declare, or pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided, however, that (a) Restricted Payments from one Borrower to another Borrower (only to the extent that the same may lawfully be made by such Borrower in accordance with applicable Laws), and (b) Restricted Payments consisting of Permitted Stock Repurchases, shall be permitted so long as, in the case of each of the foregoing clauses (a) and (b), (1) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment, (2) Borrowers will be in pro forma compliance with the financial covenants set forth in Article XIV hereof as of the most recently ended Reference Period for which financial statements were delivered hereunder on a pro forma basis both before and after giving effect to such Restricted Payment, and (3) the aggregate consideration for any such Permitted Stock Repurchase shall be paid in cash and the aggregate amount paid in connection with all of such Permitted Stock Repurchases made hereunder shall not exceed (A) $10,000,000 in the aggregate in any twelve (12) month period, (B) in the aggregate in any fiscal year, an amount which, when added to the aggregate amount of all Growth Capital Expenditures made or incurred by Borrowers and their Subsidiaries in the aggregate during such fiscal year exceeds the dollar amount for such fiscal year set forth in the table in Section 14.03 (i.e. $22,250,000 for FY 2008, $25,000,000 for FY 2009, etc.), or (C) $20,000,000 in the aggregate during the term of this Agreement.
          (i) The Credit Agreement is hereby amended by amending and restating Section 14.01 through Section 14.03 thereof to read as follows:
     14.01 Adjusted Leverage Ratio.
     As of the end of any fiscal quarter referenced in the table below, the Adjusted Leverage Ratio for the Reference Period then ended shall not exceed the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio
FQ3 2006 through FQ4 2006	4.00:1.00
FQ1 2007 through FQ3 2007	3.90:1.00
FQ4 2007 through FQ2 2010	3.50:1.00
FQ3 2010 and each FQ thereafter	3.25:1.00

     14.02 Consolidated Cash Flow Ratio.
          As of the end of any fiscal quarter referenced in the table below, the Consolidated Cash Flow Ratio for the Reference Period then ended shall not be less than the ratio set forth opposite such fiscal quarter in such table:

Fiscal Quarter	Ratio
FQ3 2006 through FQ4 2007	1.75:1.00
FQ1 2008 and each FQ thereafter	2.00:1.00
     14.03 Capital Expenditures.
          No Borrower shall, nor shall any Borrower permit any Subsidiary to, directly or indirectly make or become legally obligated to make any Growth Capital Expenditures costing in excess of an amount equal to (a) the applicable amount listed in the table below in the aggregate for the Borrowers and their Subsidiaries during each applicable fiscal year, minus (b) in each case, an amount equal to the aggregate consideration paid in connection with all Permitted Stock Repurchases made during the applicable fiscal year:

Fiscal Year	Amount
FY 2006	$15,000,000
FY 2007	$22,250,000
FY 2008	$22,250,000
FY 2009	$25,000,000
FY 2010	$25,000,000
FY 2011	$25,000,000
FY 2012	$25,000,000
FY 2013	$25,000,000
     In addition and without limiting the foregoing, no Borrower shall, nor shall any Borrower permit any Subsidiary to, at any time, directly or indirectly (a) become legally obligated to make any Growth Capital Expenditures, or (b) make any Growth Capital Expenditures which any

Borrower or any such Subsidiary was not previously legally obligated to make, if, in either case, after giving effect thereto, the Adjusted Leverage Ratio is, or would be, greater than the Incurrence Ratio.
               (j) The Credit Agreement is hereby amended by inserting the following new Section 14.04:
     14.04 Maximum Royalties Receivable Aged Past 30 Days.
          Borrowers shall not permit the percentage of balance sheet royalties receivable for Borrowers and their Subsidiaries (determined on a consolidated basis in accordance with GAAP consistently applied) that are aged more than thirty (30) days to exceed (a) twenty-five percent (25%) of total royalties receivable at any time during the first (1st) or fourth (4th) fiscal quarters of any fiscal year, or (b) twenty percent (20%) of total royalties receivable at any time during the second (2nd) or third (3rd) fiscal quarters of any fiscal year; provided, however, that, the covenant set forth in this Section 14.04 shall apply only for those fiscal quarters at the end of which the Adjusted Leverage Ratio, as calculated for the Reference Period ending as of the end of such fiscal quarter, is greater than or equal to 3.00:1.00.
               (k) The Credit Agreement is hereby amended by amending Section 15.01 thereof to delete the first word of the first sentence thereof and replace the same with the following clause: “Except for any amendment necessary to implement the terms of any Revolving Credit Loan Increase in accordance with the terms of this Agreement (which shall be in writing and signed by Administrative Agent and Borrowers), no ....”.
               (l) The Credit Agreement is hereby amended by amending and restating Schedule 2.01 to read as set forth on Annex I attached hereto.
               (m) The Credit Agreement is hereby amended by amending and restating Schedule 5.13 to read as set forth on Annex II attached hereto.
               (n) The Credit Agreement is hereby amended by amending and restating Schedule 15.02 to read as set forth on Annex III attached hereto.
               (o) The Credit Agreement is hereby amended by amending and restating Exhibit B to read as set forth on Annex IV attached hereto.
               (p) The Credit Agreement is hereby amended by amending and restating Exhibit C to read as set forth on Annex V attached hereto.
          4. Conditions Precedent to Effectiveness of this Amendment. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:
               (a) The Administrative Agent’s receipt of the following, unless waived by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Amendment Closing Date

(or, in the case of certificates of governmental officials, a recent date before the Amendment Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i) executed counterparts of this Amendment, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;
(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents executed in connection herewith to which such Borrower is a party;
(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower executing this Amendment and any other Loan Documents executed in connection herewith is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;
(iv) a favorable opinion or opinions (or an update of any existing opinion or opinions given on or about the Closing Date) of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and this Amendment and the Loan Documents as the Administrative Agent may reasonably request;
(v) a certificate of each Borrower signed by a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by, and the validity against, such Borrower of this Amendment and the other Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vi) a certificate signed by a Responsible Officer of each Borrower certifying that (A) the representations and warranties of the Borrowers contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, (B) no Default or Event of Default shall exist, or would result from the execution of this Amendment or the effectiveness hereof, and (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require;
               (b) The Borrowers shall have paid to the Administrative Agent for the account of each applicable Lender all fees required hereunder to be paid by Borrowers on the Amendment Closing Date; and
               (c) Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Amendment Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
          5. Ratification. The Credit Agreement, as amended by this Amendment, is hereby ratified and remains in full force and effect. Nothing contained herein shall be deemed to be a novation of any Note or otherwise affect the priority of the lien of any Loan Documents.
          6. Release. In consideration of the Administrative Agent’s and the Lenders’ entering into this Amendment, each Borrower hereby fully and unconditionally releases and forever discharges each of the Administrative Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Borrower or any Subsidiary has, had, claims to have or to have had or hereafter claims to have or have had against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Credit Agreement (collectively, all of the foregoing are the “Claims”). Each Borrower represents and warrants that it has no knowledge of any claim by it or by any

Subsidiary against the Released Parties or of any facts or acts or omissions of the Released Parties which on the date hereof would be the basis of a Claim by it or by any Subsidiary or any other Loan Party against the Released Parties which is not released hereby, and each Borrower represents and warrants that the foregoing constitutes a full and complete release of all Claims by or on behalf of each Borrower and any Subsidiary. The inclusion of a release provision in this Amendment shall not give rise to any inference that but for such release, any Claim otherwise would exist.
          7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.,
a Minnesota corporation

By:

Name:	Diana Purcel
Title:	Chief Financial Officer

D&D OF MINNESOTA, INC.,
a Minnesota corporation

By:

Name:	Diana Purcel
Title:	Chief Financial Officer

LAKE & HENNEPIN BBQ AND BLUES, INC.,
a Minnesota corporation

By:

Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS, INC.,
a Minnesota corporation

By:

Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS-U, INC.,
a Minnesota corporation

By:

Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS OF MARYLAND,
INC., a Minnesota corporation

By:

Name:	Christopher O’Donnell
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer and as a Lender

By:

Name:

Title:

By:

Name:

Title:

ANNEX I
SCHEDULE 2.01
COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$30,000,000.00	100%
Total	$30,000,000.00	100%

ANNEX II
SCHEDULE 5.13
MERGERS, ETC., SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS
Part (a). Mergers, Consolidations, Acquisitions, Other Names
Famous Dave’s of America, Inc. and Famous Dave’s Ribs, Inc. acquired substantially all of the assets of the Red River restaurant group relating to four (4) restaurants located in Maryland and Virginia during 2000.
Part (b). Subsidiaries
1.	The following Borrowers are subsidiaries of Famous Dave’s of America, Inc.:
a.	D&D of Minnesota, Inc

b.	Lake & Hennepin BBQ and Blues, Inc

c.	Famous Dave’s Ribs, Inc.

d.	Famous Dave’s Ribs-U, Inc.
2.	Famous Dave’s Ribs of Maryland, Inc. is a subsidiary of Famous Dave’s Ribs, Inc.

3.	The Borrowers have the following additional subsidiaries that are not Borrowers:
a.	Minwood Partners, Inc., a Delaware corporation is wholly owned by Famous Dave’s of America, Inc.

b.	FDA Properties, Inc., a Delaware corporation, is wholly owned by Famous Dave’s of America, Inc.
Part (c). Other Equity Investments
None

ANNEX III
SCHEDULE 15.02
ADMINISTRATIVE AGENT OFFICE,
CERTAIN ADDRESSES FOR NOTICES
BORROWERS:
c/o Famous Dave’s of America, Inc.
12701 Whitewater Drive, Suite 200
Minnetonka, Minnesota 55343
Attention: Diana G. Purcel
Telephone: (952) 294-1330
Facsimile: (952) 294-1310
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Wells Fargo Bank, National Association
5938 Priestly Drive
Suite 200
Carlsbad, California 92008
Attention: Diane E. Danforth, Relationship Manager
Telephone: 760-918-2759
Facsimile: 760-918-2727
Electronic Mail: Diane.E.Danforth@wellsfargo.com
Other Notices as Administrative Agent:
Wells Fargo Bank, National Association
5938 Priestly Drive
Suite 200
Carlsbad, California 92008
Attention: Diane E. Danforth, Relationship Manager
Telephone: 760-918-2759
Facsimile: 760-918-2727
Electronic Mail: Diane.E.Danforth@wellsfargo.com

WELLS FARGO:
Wells Fargo Bank, National Association
5938 Priestly Drive
Suite 200
Carlsbad, California 92008
Attention: Diane E. Danforth, Relationship Manager
Telephone: 760-918-2759
Facsimile: 760-918-2727
Electronic Mail: Diane.E.Danforth@wellsfargo.com

ANNEX IV
EXHIBIT B
LIST OF COMPANY-OWNED PROPERTIES
See Attached

ANNEX V
EXHIBIT C
LIST OF FRANCHISED PROPERTIES
See Attached